EXHIBIT 3.1


                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                                PHOTOWORKS, INC.

         Pursuant to the provisions of RCW 23B.10 of the Washington Business Corporation Act, PhotoWorks, Inc., a Washington corporation (the "Corporation") hereby adopts the following articles of amendment to its articles of incorporation.

         FIRST:  The name of the Corporation is PhotoWorks, Inc.

         SECOND: The Corporation hereby creates, from the 2,000,000 shares of preferred stock, $0.01 par value per share, authorized pursuant to Article IV of the articles of incorporation of the Corporation, an additional series of preferred stock and hereby fixes the designation, powers, preferences, limitations, and relative rights of the shares of such series as follows:

         Section  1. Designation.
                     -----------

         Of the 2,000,000 shares of authorized Preferred Stock, 33,330 shares shall be designated and known as "Series B Preferred."

         Section  2. Dividend Preference.
                     -------------------

         The holders of Series B Preferred shall be entitled to share in dividends pro rata with the Common Stock when and if such dividends are declared by the Board of Directors, in its sole discretion based on the number of shares of Common Stock into which such shares of Series B Preferred are then convertible.

         Section  3. Liquidation Preference.
                     ----------------------

         In the event of (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or not or (ii) any sale, lease or conveyance of all or substantially all of the assets of the Corporation or acquisition of this Corporation by another entity by means of consolidation, corporate reorganization or merger in which the shareholders of the Corporation immediately prior to such transaction possess less than 50% of the outstanding voting power of this Corporation or its successor entity after the transaction, which is approved by the Board of Directors (each a "Liquidation Event"), distributions to the shareholders of the Corporation shall be made in the following manner:

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                  (a) Each  holder  of  Series B  Preferred  shall  receive,  in preference to the holders of the Common Stock and subordinate only to the liquidation preference of the Series A Preferred, the amount of $150.00 per share (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) for each share of Series B Preferred then held by such holder (collectively, the "Series B Preference"). If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full Series B Preference, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably based on the total Series B Preference due each such holder under this Section 3(a);

                  (b) After payment has been made to the holders of Series B Preferred of the full amounts to which they are entitled pursuant to paragraph
(a) above, the remaining assets and funds of the Corporation available for distribution to shareholders shall be distributed pro rata to the holders of Common Stock.

         Each holder of Series B Preferred shall be deemed to have consented to distributions made by the Corporation to repurchase, at a price not in excess of the original purchase price therefor, of shares of Common Stock issued to or held by officers, directors, or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements existing on the date of this amendment, providing for the right of said repurchase between the Corporation and such persons.

         The value of securities or property other than cash paid or distributed pursuant to this Section 3 shall be computed at fair market value at the time of payment to the Corporation or at the time delivered to shareholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system (including NASDAQ), their fair market value shall be the average closing sales price for such securities as quoted on such system or exchange (or the largest such exchanges) for the 10 trading days prior to and on the date the value is to be determined (or if there are no sales for such date, then for the 10 trading days ending on the last preceding business day on which there were sales), as reported in the Western Edition of the Wall Street Journal, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the average of the mean between the high bid and low asked prices for such securities for each date in such 10 trading-day period ending on the date the value is to be determined (or if there are no quoted prices for such date, then ending on the last preceding business day on which there were quoted prices).

         Nothing set forth above in this Section 3 shall affect in any way the right of each holder of Series B Preferred to convert such shares at any time


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

and from time to time into Common Stock in accordance with Section 4 below prior to the payment of any Liquidation Preference payable on such shares.

         Section 4. Conversion Rights.
                    -----------------

         The holders of Series B Preferred shall have conversion rights as follows:

         (a) Right to Convert. Each share of Series B Preferred shall be convertible at the option of each holder thereof at any time, into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the Series B Conversion price (as defined below) in effect at the time of conversion and an equal number of preferred share purchase rights of the kind previously issued to holders of the Company's Common Stock ("Rights"). The "Original Series B Issue Price" is $75.00 per share of Series B Preferred. The price at which shares of Common Stock and Rights shall be deliverable upon conversion of the Series B Preferred (the "Series B Conversion Price") shall initially be $0.75. The initial Series B Conversion Price shall be subject to adjustment as provided in accordance with Paragraph (c) of this Section 4.

         (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series B Conversion Price. Before any holder of Series B Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that it elects to convert the same. The Corporation shall, as soon as practicable and not later than 10 days after such delivery, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock and Rights to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock and any amounts representing declared and unpaid dividends payable to the holder of such shares of Series B Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock and Rights issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (c) Adjustments to the Series B Conversion Price.
             --------------------------------------------

                  (i)   Adjustments   for   Dividends,   Splits,   Subdivisions,
Combinations,  or  Consolidation  of Common Stock. If the outstanding  shares of


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

Common Stock shall be increased by any stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the date of issuance (the "Original Issue Date") of the subordinated convertible debentures (the "Debentures") dated April 25, 2001 into a greater number of shares of Common Stock, the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. If the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the Original Issue Date into a lesser number of shares of Common Stock, the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

                  (ii) Adjustments for Other Distributions. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and/or in other property and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock and Rights receivable upon such conversion, the number of such securities of the Corporation and the amount of such other property which they would have received had their Series B Preferred been converted into Common Stock on the date of such distribution and had they thereafter, during the period from the date of such distribution to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series B Preferred.

                  (iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series B Preferred immediately before that change.

                  (iv) Adjustments on Issuance of Additional Stock. If the Corporation shall issue (or be deemed to issue) "Additional Stock" (as defined


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

below) for a consideration per share less than the Series B Conversion Price in effect on the date and immediately prior to such issue, then and in such event, the Series B Conversion Price shall be reduced concurrently with such issue to a price (calculated to three decimal places) determined by multiplying such Series B Conversion Price by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued (or deemed to be issued) would purchase at the Series B Conversion Price; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Additional Stock so issued; provided that for purposes of this Section 4(c)(iv), all shares of Common Stock issuable (x) upon conversion of the outstanding Series B Preferred, (y) upon exercise of warrants or options outstanding as of the Original Issue Date or which are otherwise excluded from the definition of "Additional Stock" below, (z) pursuant to any stock option, stock purchase or other stock incentive plan, provided such plan or the amendment to such plan under which such shares are available has been approved by the Board of Directors as of the Original Issue Date or such shares are otherwise excluded from the definition of "Additional Stock" below, and (zz) upon exercise or conversion of any other security or debt instrument of the Corporation outstanding as of the Original Issue Date or which are otherwise excluded from the definition of "Additional Stock" below, unless otherwise already included in the total outstanding, shall be deemed to be Common Stock outstanding.

         For purposes of this subsection (iv) "Additional Stock" shall mean all Common Stock issued (or deemed to be issued upon the issuance of Options or Convertible Securities as provided below) by the Corporation after the Original Issue Date, other than Common Stock issued or issuable at any time (a) upon conversion of the Series B Preferred; (b) to officers, directors, and employees of, and consultants to, the Corporation pursuant to any stock option, stock purchase or other stock incentive plan, provided such plan or the amendment to such plan under which such shares are available has been approved by the Board of Directors as of the Original Issue Date; (c) as a dividend or distribution with respect to the Series B Preferred; (d) upon the grant of warrants or the exercise of the warrants to be issued by the Corporation to financial institutions or vendors after the Original Issue Date for up to 250,000 shares of Common Stock; (e) at any time by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock under subclause (a) or (b); (f) that is designated as excluded from the definition of Additional Stock by the vote or written consent (before or after the date of issuance or deemed issuance) of holders of at least a two-thirds majority of the Debentures and the then outstanding shares of Series B Preferred voting as a class on an "as converted" basis; or (g) that is described in subsections (i), (ii) or (iii) of this Section 4(c), other than Common Stock dividends.


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

         For the purpose of making any adjustment in the Series B Conversion Price as provided above, the consideration received by the Corporation for any issue or sale of Additional Stock will be computed as follows:

         1. to the extent it consists of cash, as the amount of cash received by the Corporation before deduction of any offering expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale;

         2. to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by any reasonable method by the Corporation's Board of Directors; and

         3. if Common Stock is issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by any reasonable method by the Board of Directors to be allocable to such Common Stock.

         If the  Corporation  (1)  grants  any  rights,  warrants  or options to subscribe for, purchase, or otherwise acquire shares of Common Stock or Convertible Securities (collectively, "Options"), or (2) issues or sells any debt or equity security convertible into or exchangeable for shares of Common Stock (collectively, "Convertible Securities") after the Original Issue Date, then, in each case, the maximum number of shares of Common Stock issuable upon the exercise of such Options or conversion or exchange of such Convertible
Securities shall be deemed to be Additional Stock issued as of the time such Options or Convertible Securities are issued (except to the extent excluded from the definition of Additional Stock) above, and the Series B Conversion Price will be adjusted as above provided to reflect (on the basis of the determination of the price per share as provided below) the issue or sale. In such event, the price per share of Common Stock issuable on the exercise of the Options or the conversion or exchange of the Convertible Securities will be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the granting of the Options or the issue or sale of the Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation on exercise of the Options or conversion of the Convertible Securities, by the maximum number of shares of Common Stock issuable on the exercise or conversion. No further adjustment of the Series B Conversion Price will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

         Upon the redemption or repurchase of any such Options or Convertible Securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Series B Conversion


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

Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such Options or Convertible Securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such Option or Convertible Security changes at any time, then, upon such change becoming effective, the Series B Conversion Price then in effect will be readjusted to such price as would have been obtained had the adjustment made upon the issuance of such Options or Convertible Securities been made upon the basis of (1) the issuance of only the number of shares of Common Stock actually delivered upon the conversion, exchange or exercise of such Options or Convertible Securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such Options or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price or rate.

                  (v) Adjustments in the event of a Distribution Date. In the event of any conversion of the Series B Preferred following the occurrence of a Distribution Date (as defined in the Rights Agreement, dated as of December 16, 1999, between the Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent), provision shall be made so that the holders of Series B Preferred effecting such conversion shall receive upon conversion thereof, the number of shares of Common Stock and other purchase rights of the Corporation which they would have received had their Series B Preferred been converted into Common Stock immediately prior to such Distribution Date.

         (d) Rounding of Calculations; Minimum Adjustment. All calculations under Section 4(c) shall be made by rounding downward to the nearest cent or rounding upward to the nearest one-tenth (1/10th) of a share, as the case may be. Any provision of Section 4(c) to the contrary notwithstanding, no adjustment in the Series B Conversion Price shall be made if the amount of such adjustment would be less than 1% thereof, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% or more of the Series B Conversion Price then in effect.

         (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section  4 and in the  taking  of  all  such  action  as  may  be  necessary  or


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

appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

         (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this
Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, furnish or cause to be furnished to each holder of Series B Preferred, if any, and each holder of any outstanding Debentures a certificate of the Corporation's President or Chief Financial Officer setting forth (i) such adjustments and readjustments and the exact manner of calculation thereof, (ii) the Series B Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other securities and/or property which at the time would be received upon the conversion of shares of Series B Preferred.

         (g) Notices of Record Date. If the Corporation shall propose at any time:

                  (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                  (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                  (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                  (iv)  to  merge  or   consolidate   into  or  with  any  other
corporation or to sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or

                  (v) to take any action as a result of which the holders of the Series B Preferred would be entitled to a Liquidation Preference under Section 3.

then, in connection with each such event, this Corporation shall send to the holders of the Series B Preferred at least 30 days' prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above. Notwithstanding the foregoing, the Corporation's compliance with this Section 4(g) can be waived by the written consent of the holders of the outstanding shares of Series B Preferred and holders of outstanding Debentures voting as a single class on an "as converted" basis and representing at least a two-thirds majority of all such shares.


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

         Each such written notice shall be delivered personally, given by first class mail or private carrier, postage prepaid, addressed to the holders of the Series B Preferred at the address for each such holder as shown on the books of this Corporation, or may be transmitted by facsimile, or e-mail, or by any other means permitted by the Washington Business Corporation Act.

         (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred, the
Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

         (j) Status of Converted Stock. If any shares of Series B Preferred shall be converted pursuant to this Section 4, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

         (k) Adjustments. Adjustments to the Series B Conversion Price shall be made as provided in this Section whether or not any Series B Preferred shall have yet been issued or remain outstanding.

         (l) Permitted Issuances. The Corporation shall not issue any shares of Series B Preferred to any person or entity other than a holder of one of the Corporation's Subordinated Convertible Debentures dated April 25, 2001 upon conversion of such Debenture in accordance with its terms.

Section 5.        Voting Rights.
                  -------------

         Except as otherwise required by law or hereunder, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series B Preferred shall be entitled to the number of votes


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

equal to the number of shares of Common Stock into which such share of Series B Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise provided herein or required by law, the holders of Common Stock and Series B Preferred shall vote together as a single class. Fractional votes by the holders of Series B Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series B Preferred held by each holder could be converted) be rounded to the nearest whole number (with one-half or greater being rounded upward). Holders of Common Stock and Series B Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

         Section 6. Covenants. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of the outstanding shares of Series B Preferred and holders of outstanding Debentures voting as a single class on an "as converted basis," as if they were holders of the Series B Preferred into which such Debentures are convertible representing at least a two-thirds majority of all such shares:

                  (a)  authorize or issue shares of any class or series of stock or other debt or equity security, or any convertible security or option convertible or exchangeable for any of the foregoing having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series B Preferred or any convertible security or option convertible or exchangeable for any of the foregoing;

                  (b) apply any of its assets to the redemption, retirement, purchase or acquisition of any shares of any class or series of equity securities of the Corporation, except the repurchase of shares of Common Stock held by officers, directors, or employees of, or consultants to, the Corporation at a price not in excess of the original purchase price therefor upon termination of their employment or services pursuant to agreements existing on the Original Issue Date providing for the right of said repurchase between the Corporation and such persons;

                  (c) issue any equity securities of any subsidiary of the Corporation; or

                  (d) further amend the Articles of Incorporation of the Company as amended by this Amendment.

         Section 7. Residual Rights.
                    ---------------

         All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock. The Common Stock shall not be redeemable.

         THIRD: These Articles of Amendment were duly adopted on March 27, 2001.

         FOURTH: These Articles of Amendment were duly adopted by the Board of Directors, pursuant to the provisions of RCW 23B.06.020. Shareholder approval of these Articles of Amendment was not required, pursuant to the provisions of RCW 23B.06.020.



                  [Remainder of page intentionally left blank.]

         Executed this 23rd day of April, 2001.


                                            PHOTOWORKS, INC.



                                            By:          /s/ Howard Lee
                                                     ---------------------------
                                                     Howard Lee, Chief Executive
                                                     Officer and President